      Exhibit 99.1

Press Release

RELM Reports First Quarter Earnings

WEST MELBOURNE, Fla, May 3, 2005 - RELM Wireless Corporation (OTCBB: RELM - News) today announced its operating results for the first quarter ended March 31, 2005.

RELM’s sales for the first quarter ended March 31, 2005 were approximately $5.5 million, compared to $4.9 million for the same quarter last year. First quarter pre-tax income increased approximately $0.2 million to $0.5 million, up from $0.3 million for the same quarter last year. First quarter net income was approximately $0.3 million, or $0.02 per diluted share, compared to net income of $0.3 million, or $0.03 per diluted share for the same quarter last year, because the Company recognized a non-cash deferred tax expense for the quarter of approximately $0.2 million. No tax expense or benefit was recognized for the same period last year.

Sales growth for the quarter was driven primarily by sales of new products. This includes sales of the Company’s new BK Radio GPH-CMD portable radio. The GPH-CMD was custom-designed for the California Department of Forestry (CDF), and was selected by the CDF for a contract, which it awarded to one of the Company’s dealers during the first quarter. Sales of digital APCO Project 25 radios used by government and public-safety agencies and the Company’s expanding line of RP-Series analog products targeted for commercial, industrial and municipal two-way radio applications also increased for the quarter.

Gross margins as a percentage of sales for the three months ended March 31, 2005 increased to 44.0 percent from 42.2 percent for the same period last year. The Company has improved production efficiencies and reduced material, labor and manufacturing support expenses. Furthermore, increased sales volumes have enabled the Company to more fully utilize and absorb its base of manufacturing support expenses. The mix of products also contributed to improved margins. Sales of newer high-specification digital and analog products, incorporating recent, more cost-effective product designs, comprised a greater portion of our total sales in the first quarter 2005 compared to the same period in 2004.

SG&A expenses for the three months ended March 31, 2005 totaled approximately $1.95 million (35.2 percent of sales) compared to approximately $1.7 million (34.0 percent of sales) for the same period in 2004. The overall increase in SG&A expenses is attributable primarily to increases in product development and selling and marketing initiatives.

For the quarter ended March 31, 2005, the Company recognized a non-cash deferred income tax expense of approximately $0.2 million and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs). The Company cannot presently estimate what, if any, changes to the valuation of its deferred tax asset may be made in the future. Future losses or income may make it necessary for the Company to decrease or increase its net deferred net tax asset recognized as of March 31, 2005.

RELM President and Chief Executive Officer Dave Storey commented, “We are pleased with our continuing trend of improved operating results. Sales, gross margins and pretax income all improved compared to the first quarter last year. Most important for the quarter was the introduction of a significant number of new products. These products as well as others planned for later this year, capitalize on a theme of superior value, which we believe, strengthens our position in the market by broadening our offerings and addressable markets.”

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended
	(Unaudited)
	3/31/2005	3/31/2004
Sales	$5,540	$4,970

Costs & Expenses:
Cost of Sales	3,100	2,871
Selling, General and Administrative Expenses	1,950	1,690
Total Costs & Expenses	5,050	4,561

Operating Income	490	409

Other Income (Expense):
Interest Expense	(5)	(78)
Other Income	20	9

Pretax Income	505	340

Deferred Income Tax Expense **	173	0

Net Income	$332	$340

Earnings per share – basic	$0.03	$0.04

Earnings per share – diluted	$0.02	$0.03

Weighted Average Common Shares Outstanding, Basic	12,885	9,301
Weighted Average Common Shares Outstanding, Diluted	13,470	12,114

** For the quarter ended March 31, 2005, the Company recognized a non-cash deferred income tax expense of approximately $0.2 million and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands Except Share Data) (Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$3,952	$3,140
Trade Accounts Receivable, Net	3,029	3,651
Inventories, Net	4,944	4,735
Deferred tax assets, net **	1,175	1,338
Prepaid Expenses & Other Current Assets	408	326
Total Current Assets	13,508	13,190

Property, Plant and Equipment, Net	1,296	1,291
Deferred tax assets, net	4,924	4,924
Other Assets	280	288

Total Assets	$20,008	$19,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$150	$700
Accounts payable	1,066	520
Accrued compensation and related taxes	599	549
Accrued warranty expense	131	118
Accrued other expenses and other current liabilities	263	352
Total Current Liabilities	2,209	2,239

Long-Term Debt	—	—

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized
shares, 12,951,471 and 12,872,618 issued and
outstanding shares at March 31, 2005 and
December 31, 2004, respectively.	7,770	7,723
Additional paid-in capital	22,760	22,794
Deficit	(12,731)	(13,063)
Total Stockholders' Equity	17,799	17,454
Total Liabilities and Stockholders' Equity	$20,008	$19,693

**For the quarter ended March 31, 2005, the Company recognized a non-cash deferred income tax expense of approximately $0.2 million and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).

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Source: RELM Wireless Corporation